MANAGEMENT AGREEMENT


                  THIS AGREEMENT made effective November 1, 2000


BETWEEN:

                  GEMSTAR  RESOURCES LTD., a company duly incorporated  pursuant
                  to the laws of British  Columbia  with an office   located  at
                  7542 1st Street,  Burnaby, British Columbia, V3N 3T2;

                  (the "Company")

                                                               OF THE FIRST PART

AND:

                  DARCY KRELL, doing business as DK Financial Consultants, of 7542 1st Street, Burnaby, British Columbia, V3N 3T2;

                  (hereinafter called the "Manager")

                                                              OF THE SECOND PART

W H E R E A S:

A. The Company is engaged in the natural resource industry and requires the services of a manager to fulfill the day to day responsibilities imposed on the Company; and

B.                The Manager has agreed to act as manager of the Company;

                  NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the premises, the mutual covenants and agreements herein contained the parties hereto hereby agree as follows:

1. The Company hereby agrees to retain the managerial services the Manager for a period of one year commencing on the date of this agreement and continuing thereafter from month to month unless and until terminated as hereinafter provided.

2. The Manager shall serve the Company, and any subsidiaries from time to time owned by the Company, in such capacity or capacities and shall perform such duties and exercise such powers as may from time to time be determined by resolution of the Board of Directors of Company.

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                                        2

3. Notwithstanding the control vested in the Board of Directors with respect to the activities of the Manager, the Manager shall have from the date of commencement of this Agreement, the authority and responsibility to deal with the following subject matters:

         (a) maintaining the services of professionals for the purpose of reviewing all prospects introduced to the Company for investment or participation;

         (b)      selecting   on   the   basis   of   evaluations   provided  by
                  professionals  after  consideration   of   the   risk  factors
                  involved, suitable properties for acquisition and participation;

         (c) negotiating contracts with potential participants in ventures to be participated in by the Company;

         (d) negotiating for and obtaining the services of operators for the Company's prospects, or if the Company is the operator, negotiating for and obtaining the services of drilling contractors;

         (e) conducting on-site inspections of all projects undertaken by the Company;

         (f) arranging for and securing financings for the Company as may be permitted by regulatory bodies;

         (g) arranging for timely disclosure of all material facts in the affairs of the Company;

         (h) arranging for the collection of all receivables and production revenue to be obtained by the Company;

         (i) negotiating for and concluding all oil and gas or other natural resource products sales contracts, as well as any contracts relating to non-resource acquisitions;

         (j)      establishing and maintaining suitable banking relations;

         (k)      ensuring the maintenance of  proper  accounting   records  and
                  compiling monthly statements of the source and application of funds;

         (l) arranging for payment of all payables of the Company and/or any subsidiaries;

         (m) perusing and replying to all corporate inquiries and correspondence;

         (n)      securing  and  obtaining  for  the   benefit  of  the  Company
                  competent tax advice,legal advice and services and accounting services; and

         (o) all such other duties as may be imposed upon the Manager from time to time due to the nature of the Company's business.

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                                        3

4. The remuneration of the Manager for the services hereunder shall be at the rate $2,500.00 per month (together with any such increments thereto as the Board of Directors of the Company may from time to time determine with the prior approval of the Canadian Venture Exchange).

5. The Manager shall be reimbursed for all travelling and out-of-pocket expenses actually and properly incurred by it in connection with its duties hereunder. In respect of expenses, the Manager shall provide statements and vouchers to the Company as and when required by the Company.

6. The terms "subsidiary" and "subsidiaries" as used herein mean any corporation or company of which more than 50% of the outstanding shares carrying voting rights at all times are for the time being owned by or held for the benefit of the Company and any other corporation or company in like relation to the Company and include any corporation or company in like relation to a subsidiary.

7. Any notice required or permitted to be given hereunder to the Manager or to the Company shall be delivered or sent by facsimile, addressed to the Manager or the Company at their respective offices from time to time in existence.

8.                This Agreement may be terminated by  either  party  on  ninety
(90) days written  notice to the other party.

9. The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

                  IN WITNESS WHEREOF, the parties hereto have hereunto caused these presents to be executed, as of the day and year first above written.


                                                          GEMSTAR RESOURCES LTD.

/s/ Darcy Krell                                           per: /s/ Linda Smith
-----------------------------                             ----------------------
Darcy Krell doing business as                             Linda Smith
DK Financial Consultants